February 26, 2026

David Keough

Vulcan’s Forge Capital Pty. Ltd.

18 Cleary St.

Cleveland, 4163, Queensland, Australia

Re: Consulting Agreement – Vulcan’s Forge Capital Pty. Ltd. and DynaResource, Inc.

Dear David:

This agreement (the “Consulting Agreement”) outlines the terms of the consulting arrangement between Vulcan’s Forge Capital Pty. Ltd. (the “Consultant”) and DynaResource Inc. (the “Company”).

1. CONTINUATION & EFFECTIVE DATE

This Consulting Agreement is entered into as a continuation of the consulting arrangement originally effective November 8, 2024, which expired on December 31, 2025. This Consulting Agreement shall take effect as of August 15, 2025, notwithstanding the date of execution, and shall be for an indefinite term subject to the TERMINATION provisions herein.

2. SERVICES

Consultant will report to the Company’s President and Chief Executive Officer, Mr. Rohan Hazelton. Consultant will independently determine the details and the methods of services that would typically be provided by a Chief Operating Officer of the Company, with primary responsibility for the San Jose de Gracia Mine, including operational oversight, strategic planning, and execution of development initiatives, as well as other duties reasonably assigned by the Chief Executive Officer (the “Services”). The Company reserves the right to assign you to perform your responsibilities for any subsidiary of the Company with the understanding that you will continue to have the right to determine the details and the methods of such work.

3. AVAILABILITY

The Consultant may engage in other activities provided they do not conflict with or interfere with the Consultant’s duties to the Company. The Consultant agrees not to perform any work for a direct competitor of the Company.

4. COMPENSATION

(a) Fees: In consideration for the Services to be rendered by the Consultant, the Consultant shall receive a monthly fee of US$20,000, payable within fourteen (14) days of invoice. The Consultant shall be solely responsible for any tax obligations arising from the fees paid under this Agreement.

(b) Cash Bonus: The Consultant shall be eligible to receive an annual, discretionary bonus, as determined by the Compensation Committee of the Company’s Board of Director’s (the “Compensation Committee”), payable in cash in an amount up to 50% of the fees billed by the Consultant in the previous calendar year.

(c) Equity Compensation: The Consultant may be eligible for equity linked compensation in accordance with the Company’s equity incentive plans. This compensation will be determined in due course in the sole discretion of the Compensation Committee.

5. EXPENSES

The Company shall reimburse the Consultant for all reasonable out-of-pocket expenses incurred by the Consultant in the course of the performance of the Services, upon presentation by the Consultant of documents, expense statements, and/or such other supporting information as the Company may reasonably request.

6. TERMINATION

This Consulting Agreement may be terminated in the following circumstances:

(a) Cause: This Consulting Agreement may be terminated by the Company for Cause (as defined herein) at any time by notice in writing from the Company to the Consultant without giving notice or compensation in lieu of notice. In the event that the Consulting Agreement is terminated for Cause, the Consultant shall be entitled to receive only the amount of his unpaid fees earned up to the date of termination, along with any outstanding eligible expenses, and no other amounts whatsoever.

"Cause" shall mean:

i)
the Consultant’s conviction of or plea of nolo contendere to a felony;
ii)
any act of fraud, theft, embezzlement, or gross negligence by the Consultant,
iii)
material dishonesty, breach of fiduciary duty, or misconduct in performance of the Consultant’s duties to the Company;
iv)
the Consultant’s material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct;
v)
a material breach by the Consultant of any of the terms or provisions of this Agreement; or
vi)
the Consultant’s failure to perform (other than as a result of a disability) or substantial neglect in the performance of the Consultant’s duties and responsibilities to the Company, including but not limited to, the Consultant’s willful failure to comply with any valid and legal directive of the Company’s Board of Directors.

(b) Other than for Cause: The Company may terminate this Consulting Agreement without Cause at any time by paying the Consultant an amount equal to nine (9) months of fees plus a prorated portion of the Consultant’s annual target bonus for such nine (9) month period. This amount shall be payable as a lump sum within thirty (30) days of termination.

(c) Termination by Consultant: The Consultant may terminate this Consulting Agreement at any time by giving thirty (30) days' written notice to the Company. Under this provision, the Consultant shall only be entitled to receive the amount of his unpaid fees earned up to the date of termination, along with any outstanding eligible expenses, and no other amounts whatsoever.

(d) Death or Permanent Disability: In the event that, and at no fault of the Company, the Consultant can no longer provide his services to the Company as outlined under this agreement, this Consulting Agreement shall immediately terminate and the Consultant (or his estate) shall only be entitled to receive the amount of his unpaid fees earned up to the date of termination, along with any outstanding eligible expenses.

7. CHANGE OF CONTROL

If, within twelve (12) months following a Change in Control (as defined in Schedule A), (i) the Company terminates this Consulting Agreement without Cause, or (ii) the Consultant terminates this Consulting Agreement for Good Reason, then the Company shall pay the Consultant an amount equal to eighteen (18) months of fees at the rate in effect at termination, plus eighteen (18) months of bonus, calculated on a prorated basis at the Consultant’s annual target bonus. This amount shall be payable as a lump sum within thirty (30) days following such termination.

For purposes of this Section, “Good Reason” means the occurrence of any of the following events without the Consultant’s consent:

(a) a material reduction in the Consultant’s duties, responsibilities, or authority;

(b) a change in the individual to whom the Consultant directly reports, including a change such that the Consultant no longer reports to Rohan Hazelton, Chief Executive Officer;

(b) a material reduction in the Consultant’s compensation; or

(c) a requirement that the Consultant relocate their principal place of service to a location that materially increases the Consultant’s commuting distance or otherwise constitutes a material relocation.

The Consultant must provide written notice of Good Reason within sixty (60) days of the event and allow the Company thirty (30) days to cure. If not cured, termination for Good Reason shall be effective at the end of the cure period.

8. INDEPENDENT CONTRACTOR

The Consultant is and shall remain at all times an independent contractor and is not, and shall not without the prior approval of the Company, make any representations or engage in any acts which could establish an apparent relationship of agency, joint venture or partnership with the Company or its affiliates. For greater certainty, the Company shall not be bound in any manner whatsoever by any agreement, warranty or representation made by the Consultant to any other person or by any action of the Consultant, except where the Consultant has first obtained the written approval of the Company. Nothing contained in this Agreement is intended to create, nor shall be construed as creating, an employment or dependent contractor relationship between the Consultant and the Company.

The Consultant at all times maintains the right to control the details and methods of the work the Consultant performs for the Company. The Company has the right to control only the final results of the Consultant's work. The Consultant remains in business for itself maintaining the opportunity for profit or loss though the Consultant’s own managerial decisions.

The Consultant shall not be entitled to any amount of employment related benefits from the Company and such entitlements, if any, arising in respect of this Agreement, shall be the sole responsibility of the Consultant.

9. INDEMNIFICATION

The Consultant shall indemnify and hold the Company harmless from any claims, taxes, penalties, or liabilities arising from the Consultant’s obligations under this Agreement or from fraud, gross negligence, or willful misconduct. The Company shall indemnify the Consultant for liabilities incurred in good faith performance of Services, except where caused by the Consultant’s fraud, gross negligence, or willful misconduct. This section survives termination.

Notwithstanding the termination of this Agreement the provisions of this “Indemnification” section shall survive such termination and continue in full force and effect in accordance with their terms.

10. CONFIDENTIALITY:

The Consultant shall not disclose or use any non-public information of the Company except as required to perform Services or as required by law. This obligation continues after termination until such information becomes public through no fault of the Consultant.”

The Consultant acknowledges and agrees that the restrictions contained in this “Confidentiality” section are reasonable in the circumstances in order to protect the business of the Company and hereby waives any and all defenses to the strict enforcement thereof.

Notwithstanding the termination of this Agreement the provisions of this “Confidentiality” section shall survive such termination and continue in full force and effect in accordance with their terms.

11. ENTIRE AGREEMENT

This Agreement constitutes the entire understanding between the parties and supersedes all prior agreements. It shall be governed by the laws of the State of Texas. If any provision is held invalid, the remainder shall remain in effect.

Yours truly,

DynaResource, Inc. Vulcan’s Forge Capital Pty. Ltd.

/s/Rohan Hazelton	/s/David Keough
Rohan Hazelton	David Keough
President and CEO	Partner

Dated this 26th day of February, 2026.

Schedule

CHANGE IN CONTROL

For the purposes of this Consulting Agreement, a “Change in Control” shall be deemed to have occurred as of the first day any one or more of the following conditions shall have been satisfied:

1. Ownership Threshold

Any person (other than (i) the Company or any subsidiary of the Company, (ii) a corporation or other entity owned, directly or indirectly, by the shareholders of the Company as of the Effective Date in substantially the same proportions as their ownership of the Company, or (iii) an employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, becomes the beneficial owner, directly or indirectly, of securities of the Company, representing fifty-one percent (51%) or more of the combined voting power of the Company’s then outstanding securities; or

2. Merger of Sale of Assets

A merger, consolidation, reorganization or share exchange, or sale of all or substantially all of the assets, of the Company, unless, immediately following such transaction, all or substantially all of the beneficial owners of the Company immediately prior to such transaction will beneficially own in substantially the same proportions, directly or indirectly, more than 51% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such transaction (including, without limitation, a corporation or other entity which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries) (the “Successor Entity”).

Interpretation

All terms used in Section 7 and this Schedule A shall be interpreted in a manner consistent with the Securities Exchange Act of 1934.

Change in Control Protection Period

For the purposes of this Consulting Agreement, the term “Change in Control Protection Period” means a period of twelve (12) months preceding the announcement of an event or transaction (the “CIC Event”) that if completed, would result in a Change in Control.

Clarification

Payment under Section 7 of this Agreement shall only be due if a termination described in Section 7 occurs within twelve (12) months following a Change in Control.